Exhibit 99.1

W. R. Berkley Corporation Has Been Informed That Mitsui Sumitomo Insurance Co. Has Acquired Beneficial Ownership of At Least 12.5% of the Company’s Shares Pursuant to Previously Announced Agreements with the Berkley Family

GREENWICH, Conn., December 5, 2025—W. R. Berkley Corporation (NYSE: WRB) (the “Company”) today announced that the Company has been informed by representatives of Mitsui Sumitomo Insurance Co., Ltd. (“MSI”), a leading Japanese property and casualty insurance carrier, that MSI has acquired beneficial ownership of at least 12.5% of the Company’s outstanding common stock (the “Common Stock”) pursuant to MSI’s previously announced agreements with a company owned by members of the Berkley family and trusts for their benefit (collectively, the “Berkley Family”). None of MSI’s shares were purchased from the Berkley Family or the Company.

Under the agreements with the Berkley Family, MSI’s shares will be voted pursuant to the recommendations of the Berkley Family, except in limited circumstances where the MSI shares will be voted in the same proportion as all of the non-MSI shares are voted.

The Company has been informed by representatives of MSI that they expect to complete their investment under the agreements with the Berkley Family in the first quarter of 2026.

The description of the agreements between MSI and the Berkley Family are qualified in their entirety by reference to the full text of the agreements attached as exhibits to the Form 8-K filed by the Company on March 28, 2025. A copy of the Form 8-K can be found on the Investor Relations section of our website. For further information about Mitsui Sumitomo Insurance Co., Ltd., please visit https://www.ms-ins.com/english/.

About W. R. Berkley Corporation

Founded in 1967, W. R. Berkley Corporation is an insurance holding company that is among the largest commercial lines writers in the United States and operates worldwide in two segments of the property casualty insurance business: Insurance and Reinsurance & Monoline Excess. For further information about W. R. Berkley Corporation, please visit www.berkley.com.

Forward-Looking Statements

This is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based upon the Company’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. They are subject to various risks and uncertainties. These risks could cause actual results of the industry or our actual results for the year 2025 and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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Karen A. Horvath

Vice President - External

Financial Communications

(203) 629-3000

Source: W. R. Berkley Corporation